Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

MSAV Holdings Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.00001 per share to be sold by the registrant	(1)	457(o)	5,750,500	$6.00	$34,503,000.00	0.0001381	$4,764.86

Total Offering Amounts:							$34,503,000.00		4,764.86
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,764.86

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional Ordinary Shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

Includes 750,00 Ordinary Shares which the underwriters have the option to purchase to cover over-allotments.

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.